Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES, INC. COMPLETES SALE OF
HEATING SYSTEMS BUSINESS TO BRADFORD WHITE

(Newport Beach, California, July 1, 2005) – Water Pik Technologies, Inc. (NYSE: PIK) today announced that it has completed the sale of its Laars® Heating Systems business to Bradford White Corporation for $24,300,000.  The sale includes a manufacturing facility in Rochester, New Hampshire and a distribution center in Oakville, Ontario, Canada that produces and distributes a comprehensive line of Laars® branded boilers and water heaters for commercial and residential applications.  The sale is not expected to have a material impact on operating income for the remainder of Fiscal-Year 2005, other than the effect of recording the transaction.  As previously announced, the Board of Directors is continuing its review of strategic alternatives for the Company.

Forward-looking Statements

Any statements in this news release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  With respect to the Company’s strategic alternatives announcement on January 4, 2005, no assurance can be given that any strategic alternative involving a transaction will be pursued or, if a transaction is pursued, that it will be consummated.  In addition, the impact, if any, that pursuing strategic alternatives will have on the financial performance or operations of the Company is uncertain.  The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements.  The Company does not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Bradford White Corporation is a full line manufacturer of residential, commercial and industrial products for water heating, space heating, combination heating and storage applications.  The Company is headquartered in Ambler, PA and has manufacturing facilities in Middleville, MI, Niles, MI and Mississauga, ON, Canada.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal healthcare products and swimming pool and spa products sold under the Water Pik® and Jandy® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates eight major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.